Exhibit 10.1

EXECUTION VERSION

AXAR CAPITAL MANAGEMENT, LP

1330 Avenue of the Americas, 30th Floor

New York, New York 10019

April 1, 2020

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Ladies and Gentlemen:

We have been advised by StoneMor Inc. (the “Company”) that the Company is required to raise at least $17,000,000 of equity financing (the “Equity Financing”) in order to obtain an amendment to the indenture, dated June 27, 2019, as supplemented, among the Company, StoneMor Partners L.P. (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., certain direct and indirect subsidiaries of the Partnership and Wilmington Trust, National Association, as trustee.  Concurrently with the execution of this letter, and, having received the consent of the required noteholder parties thereto, the Company shall enter into such amendment, substantially in the form set forth on Exhibit A hereto (the “Indenture Amendment”), the terms of which shall not become operative until, among other things, the receipt by the Company of proceeds from the sale of the Axar Preferred Stock (as defined herein) of not less than $8,800,000 on April 3, 2020.

We have also been advised that the Company proposes to offer and sell shares of common stock, par value $0.01 per share of the Company (“Common Stock”), pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute, at no charge, one purchase right (each, a “Basic Right”) per each 0.25 shares of Common Stock to each holder of shares of the Company’s Common Stock outstanding and held of record as of a record date (the “Record Date”) to be set by the Board of Directors of the Company. Each Right will entitle the holder thereto to purchase one share of Common Stock (a “Share”), which shall be payable by shares (or fraction thereof) of Axar Preferred Stock (as defined herein) (valued at the stated value thereof) or $0.73 in cash (such consideration, the “Purchase Price”). The Company is proposing to offer and sell, pursuant to the Rights Offering, in the aggregate a minimum number of shares of Common Stock (the “Rights Offering Shares”) resulting in gross cash proceeds to the Company of not less than $17,000,000 (including the cash proceeds to the Company from the Axar Direct Purchase (as defined herein)).  Each holder of Shares as of the Record Date (the “Stockholders”) that exercises its Basic Rights in full may, subject to applicable restrictions imposed by the New York Stock Exchange (the “NYSE”) subscribe for additional Shares, to the extent available, at the Purchase Price (each. an “Over-Subscription Right” and, together with the Basic Rights, the “Rights”); provided, that if the number of remaining Rights Offering Shares is not sufficient to satisfy all Over-Subscription Rights exercised, the available remaining Rights Offering Shares will be prorated among the Stockholders who exercise Over-Subscription Rights in proportion to their Basic Rights.

We are pleased to inform you that Axar Capital Management, LP (“Investment Manager”), on behalf of one or more of its affiliated funds or managed accounts to be designated by it (collectively, “Axar”), has approved, at the request of the Company, a commitment to purchase up to 23,287,672 Shares at a price per Share equal to the Purchase Price on the terms set forth in this letter agreement (the “Agreement”).

Pursuant to this Agreement, and subject to the terms and conditions set forth herein, Axar agrees (a) subject to the effectiveness of the Indenture Amendment, to purchase, and the Company agrees to issue and sell, on April 3, 2020, one hundred seventy-six (176) shares, at a stated value of $50,000 per share, of non-voting, non-convertible preferred stock, par value $0.01 per share, having the terms set forth in the Certificate of Designations attached as Exhibit B hereto, for an aggregate purchase price of $8,800,000 (the “Axar Direct Purchase” and such shares of Preferred Stock, “Axar Preferred Stock”), (b) to fully exercise the Basic Rights distributed to it, as a holder of Shares, to purchase Rights Offering Shares (such Shares to be issued upon exercise of such Rights, the “Axar Basic Rights Offering Shares”) and (c) subject to the effectiveness of the Indenture Amendment, to purchase all Shares as to which Stockholders do not exercise their Basic Rights or Oversubscription Rights, up to a total number of Shares with an aggregate Purchase Price of $8,200,000 (the Shares issuable pursuant to this clause (c), the “Unsubscribed Shares,” and the Axar Basic Rights Offering Shares and the Unsubscribed Shares are referred to herein, together, as the “Axar Additional Shares”); provided, that in any case Axar shall not be obligated to purchase more than 23,287,672 Shares.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investment Manager hereby agree as follows:

1.The Axar Direct Purchase. The Axar Direct Purchase will be conducted as follows:

(a)On the basis of the representations and warranties herein contained, but subject to the conditions set forth in Section 8 and the effectiveness of the Indenture Amendment, the Investment Manager agrees to cause Axar to purchase, and the Company agrees to sell and issue for $8,800,000, all of the shares of Axar Preferred Stock on April 3, 2020.

(b)The Company agrees to promptly reimburse Axar for its out-of-pocket expenses (including without limitation, fees and expenses of outside counsel) incurred by Axar in connection with the purchase of the shares of Axar Preferred Stock. Axar shall provide the Company with periodic statements setting forth in reasonable detail the amount of such expenses, and the Company shall promptly, but in any event within five Business Days, pay by wire transfer the amount of such expenses shown thereon. These obligations are in addition to, and do not limit, the Company’s obligations under Section 9.

(c)Axar shall pay the aggregate Purchase Price for the shares of Axar Preferred Stock by wire transfer of federal (same day) funds to the account specified by the Company to Axar at least 24 hours in advance.

(d)All shares of Axar Preferred Stock will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the

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Company. The shares of Axar Preferred Stock will be issued by the Company on April 3, 2020 in accordance with the terms of this Agreement.

2.The Rights Offering. The Rights Offering will be conducted as follows:

(a)Subject to the terms and conditions of this Agreement, the Company hereby undertakes to offer Shares for subscription by holders of Rights as set forth in this Agreement.

(b)One Right to subscribe for one Share will be distributed by the Company to each Stockholder for each 0.25 shares of Common Stock that each Stockholder holds on the Record Date. No Rights will be distributed or issued with respect to any treasury stock.

(c)The Company will distribute the Rights as soon as practicable after the effective date of the registration statement relating to the Rights Offering (including each amendment and supplement thereto, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) (the date of such distribution, the “Distribution Date”). The Company will as promptly as practicable prepare and file the Registration Statement the Commission. The Company will be responsible for effecting the distribution of certificates representing Rights, the Rights Offering prospectus and any related materials to each Stockholder.

(d)The Rights may be exercised during a period (the “Rights Exercise Period”) specified in the Rights Offering prospectus, which period will commence on the Distribution Date and will end at the Expiration Time. For purposes of this Agreement, the “Expiration Time” means 5:00 p.m. New York City time on the 20th calendar day (or if such day is not a Business Day, the next Business Day) after the Distribution Date, or such later date (but not later than the earlier of the 45th calendar day and July 24, 2020) as the Company may specify, in its discretion, in a notice provided to the Stockholders before 9:00 a.m. New York City time on the Business Day before the then-effective Expiration Time. For the purposes of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.  Axar shall exercise its Basic Rights in full by tendering the Axar Preferred Shares in payment of the exercise price therefor.

(e)The Company will use reasonable efforts to cause the Rights to be admitted for trading on the New York Stock Exchange (the “NYSE”) during the Rights Exercise Period until the close of trading on the last Business Day of the Rights Exercise Period. The Company will issue the Shares to the Stockholders upon proper exercise of Rights promptly after the Expiration Time, and in any event in compliance with the terms of the Rights Offering and prior to the Closing Date (as defined herein).

(f)There will be a single round of Over-Subscription Rights provided to those holders other than Axar that exercise their Basic Rights in full; provided, that if the number of remaining Rights Offering Shares is not sufficient to satisfy all Over-Subscription Rights so exercised, the available remaining Rights Offering Shares will be prorated among the Stockholders who exercise Over-Subscription Rights in proportion to their Basic Rights.  Axar shall have Over-Subscription Rights with respect to all Unsubscribed Shares.

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(g)The Company hereby agrees and undertakes to give the Investment Manager written notice by electronic facsimile transmission of a certification by an executive officer of the Company of either (i) the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, of the fact that there are no Unsubscribed Shares and that the Backstop Commitment (as defined herein) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, not later than noon New York City time on the second Business Day following the Expiration Time (the date of transmission confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”). If neither a Purchase Notice nor a Satisfaction Notice is provided by 5:00 p.m. New York City time on the Business Day following the Expiration Time, the Company will provide Axar with an estimate, based on information available to it, of the number of Unsubscribed Shares, if any, by such time.

3.The Backstop Commitment.

(a)On the basis of the representations and warranties herein contained, but subject to the conditions set forth in Section 8 and the effectiveness of the Indenture Amendment, the Investment Manager agrees to cause Axar to exercise Over-Subscription Rights for all Unsubscribed Shares (the “Backstop Commitment”).

(b)The Company will provide a Purchase Notice or a Satisfaction Notice to the Investment Manager as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date Axar will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice (up to an aggregate purchase price of $8,200,000) without prejudice to the rights of Axar to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(c)Delivery of the Axar Additional Shares will be made by the Company to the account of Axar (or to such other accounts as Axar may designate) at 9.00 a.m., New York City time, on the next Business Day following the Determination Date (the “Closing Date”) against payment of the aggregate Purchase Price for the Axar Additional Shares by (i) delivery of the shares of Axar Preferred Stock to the subscription agent for the Rights Offering (the “Subscription Agent”) in the manner specified in the Rights Offering prospectus and (ii) wire transfer of federal (same day) funds to the account specified by the Company to Axar in accordance with Section 1(c) above or a different account specified by the Company to Axar at least 24 hours in advance, as applicable.

(d)All Axar Additional Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company. All Axar Additional Shares will be issued by the Company promptly, but not later than the Closing Date in accordance with the terms of the Rights Offering.

(e)The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the Axar Additional Shares (other than any such shares previously issued in accordance with the terms of the Rights Offering) will be delivered at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, 10028 on the Closing Date.

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(f)The Axar Additional Shares will be deemed “registrable securities” under the terms of the Registration Rights Agreement between the Company, certain Axar affiliates, and certain other parties.

4.Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, Axar as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the respective dates of Axar’s purchase of the Axar Direct Purchase Shares and the Axar Additional Shares:

(a)The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, with the requisite power and authority to own its properties and conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or, results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 4(g) below, to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”). For the purposes of this Agreement, (i) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust association, organization, Governmental Entity or other entity of any kind or nature; (ii) a “Subsidiary” of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

(b)The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including the issuance of the shares of Axar Preferred Stock, Rights and Shares. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the shares of Axar Preferred Stock, Rights and Shares.

(c)This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(d)The authorized capital stock of the Company consists solely of (i) 200,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date of this Agreement, 94,477,102 shares are issued and outstanding and zero shares are held in treasury and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which, as of the date of this Agreement, are issued and outstanding. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and none of them has been issued in violation of preemptive or similar rights. As of

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the date of this Agreement, except for the obligations under this Agreement and for outstanding awards with respect to 6,030,862.316 Shares pursuant to the StoneMor 2019 Amended and Restated Equity Incentive Plan (the “Plan”), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or rights to purchase or otherwise acquire shares of capital stock of the Company.

(e)The distribution of the Rights and issuance of the shares of Axar Preferred Stock and Shares, including the Axar Preferred Stock and Shares to be issued and sold by the Company to Axar hereunder, have been duly and validly authorized and, when the Axar Preferred Stock and Shares are issued and delivered against payment therefor in the Rights Offering or to Axar hereunder, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights. Upon the distribution by the Company of Rights in respect of shares of Common Stock, such Rights will be duly and validly issued, free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, and enforceable in accordance with their terms, and holders of Rights will be entitled to the rights described in the Rights certificates.

(f)The issuance of the shares of Axar Preferred Stock, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights and the consummation of the Axar Direct Purchase and Rights Offering by the Company and the execution and delivery by the Company of this Agreement and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein (including compliance by Axar with its obligations hereunder) (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company, and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except in any such case described in subclause (i), for (w) the approval by the NYSE of the Company’s supplemental listing application with respect to the Shares and Rights, (x) the issuance of the shares of Axar Preferred Stock, (y) the registration under the Securities Act of 1933 (the “Securities Act”) of issuance of the Shares upon exercise of Rights, and (z) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the shares of Axar Preferred Stock and Shares by Axar.

(g)No consent, approval, authorization, order, registration or qualification of or with any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the issuance of the shares of Axar Preferred Stock, the distribution

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of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights or to Axar hereunder and the consummation of the Axar Direct Purchase and Rights Offering by the Company and the execution and delivery by the Company of this Agreement and performance of and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein, except (i) the registration under the Securities Act of issuance of the Shares upon exercise of Rights and (ii) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under NYSE rules and regulations in order to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the shares of Axar Preferred Stock and Shares by Axar or (z) the absence of which will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.Representations and Warranties of the Investment Manager. The Investment Manager represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

(a)The Investment Manager has been duly formed and is validly existing as a limited partnership under the laws of Delaware.

(b)The Investment Manager has all requisite organizational power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and thereunder and has taken all necessary organizational action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)This Agreement has been duly and validly executed and delivered by the Investment Manager and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(d)The shares of Axar Preferred Stock and Shares are being acquired under this Agreement by Axar in good faith solely for Axar’s own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act other than as contemplated by this Agreement; provided, however, that the disposition of Axar’s property will at all times be under its control. The Axar Preferred Stock will not be offered for sale, sold or otherwise transferred by Axar except pursuant to the Rights Offering or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.  The Shares will not be offered for sale, sold or otherwise transferred by Axar except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e)Axar has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the shares of Axar Preferred Stock and Shares being acquired hereunder. Axar is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Axar understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the shares of Axar Preferred Stock or Shares for an indefinite period of time).

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(f)The Investment Manager acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investment Manager for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

6.Additional Covenants of the Company. The Company agrees with the Investment Manager as follows:

(a)To use its best efforts to effectuate the Rights Offering as provided herein as promptly as practicable with an Expiration Time of no later than July 24, 2020.

(b)To provide the Investment Manager with a reasonable opportunity to review the Registration Statement before any filing with the Commission; to advise the Investment Manager, promptly after it receives notice thereof, of the time when the Registration Statement has been filed or has become effective or any prospectus or prospectus supplement has been filed and to furnish the Investment Manager with copies thereof; to advise the Investment Manager promptly after it receives notice thereof of any comments or inquiries by the Commission (and to furnish the Investment Manager with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information.

(c)To use reasonable efforts to admit for trading and maintain the admission for trading of the Rights on the NYSE during the Rights Offering.

(d)To notify, or to cause the Subscription Agent to notify, on each Friday during the Rights Exercise Period, or more frequently if reasonably requested by the Investment Manager, the Investment Manager of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(e)To determine the number of Unsubscribed Shares, if any, in good faith, to provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and to provide to the Investment Manager a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such backup to the determination of the Unsubscribed Shares as Investor may reasonably request.

(f)Without the written consent of Axar, at any time prior to the Closing Date, not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company after the date of this Agreement, except for (i)

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Axar Preferred Stock, (ii) Rights and Common Stock issuable upon exercise of Rights, (iii) the issuance of 6,030,862.316 shares of Common Stock pursuant to awards under the Plan outstanding on the date of this Agreement and described in Section 4(d) and (iv) option awards not exercisable prior to the Closing Date pursuant to awards approved by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors after consultation with its regularly engaged compensation consultants and available for grant as of the date hereof under the Company’s existing equity plans and restricted phantom shares awarded to directors. In the event of any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock, the Purchase Price will be proportionally adjusted to reflect the increase or decrease in the number of issued and outstanding shares of Common Stock.

7.Additional Covenants of the Investment Manager. The Investment Manager agrees with the Company to provide the Company with such information as the Company reasonably requests regarding Axar for inclusion in the Registration Statement.

8. Conditions to the Obligations of Axar. The obligations of Axar to purchase the Axar Preferred Stock are subject to the conditions set forth in clauses (c), (f) and (g) below and to purchase Axar Additional Shares pursuant to this Agreement are subject to the following conditions:

(a)The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering prospectus and the Expiration Time shall have occurred;

(b)The Investment Manager shall have received a Purchase Notice in accordance with Section 2(i) from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased pursuant to the Backstop Commitment;

(c)No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation of the purchase by Axar of the Axar Preferred Stock, the Rights Offering or the transactions contemplated by this Agreement shall be in effect and no Person shall have taken any action that challenges in any manner the terms, validity or effectiveness of any of this Agreement;

(d)The Common Stock issuable upon exercise of the Rights shall be approved for trading on the NYSE, subject to official notice of issuance;

(e)The Company and Axar shall have entered into an amendment to the existing registration rights agreement that provides that the Axar Additional Shares are registrable securities thereunder;

(f)The representations and warranties of the Company in Section 4 shall be true and correct in all material respects as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date); and

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(g)The Indenture Amendment shall be in full force and effect and there shall not be any event of default under the Indenture.

9. Indemnification.

(a)Whether or not the issuance and sale of the Axar Preferred Stock, the Rights Offering is consummated or this Agreement or the Backstop Commitment is terminated, the Company will indemnify, defend, protect, save and hold harmless Axar, its affiliates and their respective officers, directors, employees, advisors, shareholders, members, managers, partners, attorneys, agents and representatives (the “Indemnitees”), from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and attorneys’ fees) and expenses (collectively, “Losses”) to which any of the Indemnitees becomes subject arising out of or in connection with any third-party claim, challenge, litigation, investigation or proceedings with respect to the Axar Direct Purchase, the Rights Offering, the Backstop Commitment, this Agreement or the transactions contemplated hereby, including, without limitation, the distribution of Rights, purchase and sale of Shares in the Rights Offering, purchase and sale of shares of Axar Preferred Stock pursuant to the Axar Direct Purchase and the Backstop Commitment, or any breach by the Company of this Agreement, and to reimburse each of the Indemnitees for any legal or other costs and expenses incurred in connection with investigating or defending, participating or testifying in any of the foregoing; provided, however, that the foregoing indemnity will not apply to Losses to the extent that they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) a breach by Axar of this Agreement or (B) bad faith, the willful misconduct or gross negligence of such Indemnitees. Such legal or other expenses shall be promptly reimbursed as and when they are incurred. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Company for breach of any term of this Agreement. None of the Indemnitees shall be liable to the Company for any special, indirect, consequential, incidental or punitive damages.

(b)In case any proceeding shall be instituted in respect of which indemnity may be sought pursuant to the paragraph above, the Indemnitee shall promptly notify the Company. In any event, failure to notify the Company will not relieve the Company from any liability which it may have on account of this indemnity or otherwise, except to the extent the Company is materially prejudiced by such failure. Upon the Company’s prompt written notice to Axar, the Company may retain counsel reasonably satisfactory to Axar to represent Axar and any Indemnitee and will pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnitee will have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company and Axar have mutually agreed to the retention of such counsel or (ii) the Indemnitee has been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnitee, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Company.

10.Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Agreement will survive the Closing Date indefinitely.

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11. Termination.

(a)This Agreement may be terminated at any time prior to the consummation of the Rights Offering: (i) by the mutual written consent of the Company and Axar, (ii) by Axar if the Axar Direct Purchase has not been consummated on or prior to April 3, 2020 (other than as a result of default by Axar of its obligations hereunder), (iii) by Axar if the Registration Statement has not been declared effective by 5:30 p.m. New York City time on July 1, 2020, or (iv) by Axar if the Expiration Time has not occurred by 11:59 p.m. New York City time on July 25, 2020.

(b)Upon termination under this Section 11, the covenants and agreements made by the parties herein under Sections 3(b), 9, 10 and 12 through 18 will survive indefinitely in accordance with their terms.

12.Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to Axar, to:

Axar Capital Management, LP

1330 Avenue of the Americas, 30th Floor

New York, New York 10019

Attention:

Email:

         with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10028

Attention: Stuart D. Freedman

Email: stuart.freedman@srz.com

(b)	If to the Company, to:

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Attention: Austin So

Email: aso@stonemor.com

with a copy to:

Duane Morris LLP
30 South 17th Street

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Philadelphia, PA  19103

Attention: Thomas G. Spencer

Email: tgspencer@duanemorris.com

13. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement (a) shall be binding on the Investment Manager solely for the benefit of the Company, and nothing set forth in this Agreement shall confer upon or give to, or be construed to confer upon or give to, any other Person (including, without limitation, any affiliates of the Company or any of its respective members, shareholders, partners, directors, employees, officers or creditors or any successor thereto or assign thereof, or any third party claiming by or through any of the foregoing) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations of the Investment Manager hereunder or any other provisions of this Agreement; and (b) may only be enforced by the Company.

14. Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

15. GOVERNING LAW; VENUE.

(a)THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan and any United States federal courts located in the Borough of Manhattan in the event of any action arising out of or relating to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any claim, action, suit, proceeding or disputes arising from or relating to this Agreement (each, an “Action”) in any court other than the courts of the State of New York located in the Borough of Manhattan and any United States federal courts located in the Borough of Manhattan. In any Action, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each of the parties also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.

(b)Notwithstanding any other term or condition of this Agreement, (i) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any director, officer, manager, employee, representative or agent of Axar, any direct or

12

indirect holder of any equity interests or securities of Axar (whether such holder is a limited or general partner, member, stockholder or otherwise), any affiliate of Axar, or any direct or indirect director, officer, manager, employee, partner, affiliate, member, controlling person or representative of any of the foregoing (any such person or entity, a “Axar Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Axar Related Persons under this Agreement or any documents or instruments delivered in connection herewith or with the transactions contemplated hereby for any claim based on, in respect of or by reason of such obligations or by their creation; and (ii) under no circumstances shall the Company or any other party be entitled to recover or make a claim against Axar for any amounts in respect of punitive, consequential or other similar damages. Any Action against Axar arising under this Agreement in respect of the Axar Direct Purchase, the exercise of Basic Rights for the Axar Rights Offering Shares and the Backstop Commitment shall be barred if not brought in a court of competent jurisdiction on or before the date that is 60 days following termination of this Agreement in accordance with its terms.

16. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

17. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

18. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

13

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between you and the Company.

Very truly yours,

AXAR CAPITAL MANAGEMENT, LP

By: Axar GP, LLC, its General Partner

By:   /s/ Andrew M. Axelrod

       Name:  Andrew Axelrod

       Title:Sole Member

Agreed to and accepted as of

the date first written above.

STONEMOR INC.

By: /s/ Joseph M. Redling

       Name:  Joe Redling

        Title:   President and CEO

EXHIBIT A

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of April 1, 2020, among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and Wilmington Trust, National Association, in its capacity as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S E T H

WHEREAS, the Issuers, the Subsidiary Guarantors, the Initial Purchasers and Wilmington Trust, National Association, in its capacity as the Collateral Agent and as the Trustee, entered into that certain indenture dated as of June 27, 2019 (as amended, modified or supplemented from time to time, the “Indenture”), providing for the issuance of $385,000,000 of 9.875% / 11.500% Senior Secured PIK Toggle Notes due 2024;

WHEREAS, the Issuers and the Required Noteholder Parties desire to amend the Indenture on the terms and conditions hereinafter set forth; and

WHEREAS, pursuant to Section 12.01(b) of the Indenture, the Issuers, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture with the consent of the Required Noteholder Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree, for the equal and ratable benefit of the Holders, as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Amendments to Indenture. On and effective as of the date hereof, the Indenture shall be amended as follows:

(a)	SECTION 1.01 shall be amended by adding the following definition in the appropriate alphabetical order:

“Equity Commitment Letter” means that certain equity commitment letter by and between Axar Capital Management, L.P. and the C-Corporation dated as of April 1, 2020 relating to the commitment by Axar Capital Management L.P. to purchase Equity Interests in the C-Corporation in an aggregate amount up to $17,000,000 subject to the terms and conditions stated therein.

(b)	SECTION 3.02 shall be amended by: (i) replacing “4.00%” in clause (a)(ii) thereof with “5.00%”; and (ii) replacing “2.00%” in clause (a)(iii) thereof with “3.00%.”
(c)	The following sections shall be added to Article VII:

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SECTION 7.21 Amendment of the Equity Commitment Letter. Not to amend or waive any provision of the Equity Commitment Letter in a manner adverse to the interests of the Noteholder Parties, as determined in good faith by a majority of the members of the Board of Directors of the C-Corporation who are “independent” within the meaning of the listing standards of the New York Stock Exchange, without the prior written consent of the Required Noteholder Parties.

SECTION 7.22 Rights Offering. Use its best efforts to effectuate the Rights Offering (as such term is defined in the Equity Commitment Letter) as promptly as practicable with an Expiration Time (as such term is defined in the Equity Commitment Letter) no later than July 24, 2020, subject to the terms and conditions set forth in the Equity Commitment Letter.

SECTION 7.23 Receipt of Certain Proceeds. Receive proceeds of the sale of Equity Interests in the C-Corporation of not less than $8.2 million on or prior to July 31, 2020.

(d)

SECTION 9.01 shall be amended by replacing “or 7.10 or in Article VIII,” in clause (d) thereof with “,7.10, 7.21, 7.22 or 7.23, or in Article VIII or if the Equity Commitment Letter is terminated for any reason or no reason by any of the parties thereto prior to the receipt of at least $8.2 million of proceeds from the sale of Equity Interests in the C-Corporation on or prior to July 31, 2020 in compliance with Section 7.23 hereof”.

(e)	Schedule 8.11(a) is hereby replaced with Schedule 8.11(a) attached hereto.
(f)	Schedule 8.11(d) is hereby replaced with Schedule 8.11(d) attached hereto

(3)Effectiveness; Operative Provisions. This Supplemental Indenture shall become effective and binding on the Issuers, the Guarantors, the Trustee, the Collateral Agent and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the date hereof (the “Effective Time”); provided, however, that the Amendments set forth in Section (2) hereof shall become operative (the “Operative Time”) only upon (i) the delivery of an opinion of counsel to the Issuers addressed to the Holders and the Trustee substantially in the form of Schedule A hereto; (ii) the receipt by the Issuers of proceeds from the sale of Equity Interests in the C-Corporation of not less than $8.8 million (it being understood and agreed that the receipt of proceeds pursuant to this clause (ii), plus the receipt of proceeds pursuant to Section 7.23 of the Indenture (as amended by this Supplemental Indenture), shall collectively constitute one of the two Specified Equity Contributions specified in Section 9.01(e) of the Indenture); (iii) on or within one Business Day after the Consent Fee Record Date (as defined below), payment by the Issuers to the Paying Agent (for further distribution to the Holders in accordance with paragraph 5 below) of (a) $3.5 million in cash (the “Cash Consent Fee”), and (b) $1.5 million paid-in-kind by increasing the principal amount of the Notes outstanding or by issuing PIK Notes (the “PIK Consent Fee,” and together with the Cash Consent Fee, the “Consent Fee”), it being understood and agreed that interest on the PIK Consent Fee shall accrue from March 30, 2020; and (iv) the receipt in cash by Davis Polk & Wardwell LLP, counsel to certain of the Required Noteholder Parties, and Shipman & Goodwin LLP, counsel to the Trustee and Collateral Agent, in payment

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in full of its fees and expenses incurred in connection with the negotiation and execution of this Supplemental Indenture and matters relating to the interpretation of the Indenture.  The Issuers will provide to the Trustee written notice (which may be by electronic mail) of the occurrence of the Operative Time.

(4)Record Date, etc. Notwithstanding anything contained herein or in the Indenture to the contrary, (a) the record date for the purpose of determining the Holders entitled to receive an applicable portion of the Consent Fee is hereby set at April 7, 2020 (the “Consent Fee Record Date”), and (b) from and after the date of payment of the PIK Consent Fee (in accordance with the applicable provisions hereof), the note(s) evidencing the same will be deemed under the Indenture to be a PIK Note and the payment of the PIK Consent Fee shall be deemed under the Indenture to be a PIK Payment.

(5)Consent Fee.  The Paying Agent will make payment of the Consent Fee to all Holders of the Notes as soon as practicable after receipt thereof pursuant to written instruction of the Issuers and subject, where applicable, to the procedures of the Depository.

(6)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(8)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9)The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representations or shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

(10)Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(11)Representations and Warranties by the Issuers. The Issuers hereby represent and warrant to the Trustee and the Collateral Agent that this Supplemental Indenture has been duly and validly executed and delivered by each of them and constitutes their respective legal, valid and binding obligations, enforceable against each of them in accordance with its terms and the terms of the Indenture.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, each of the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

STONEMOR PARTNERS L.P.

By:  ___________________

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

CORNERSTONE FAMILY SERVICES OF

WEST VIRGINIA SUBSIDIARY, INC.

By: ___________________

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

not in its individual capacity, but solely in its capacity as the Trustee and as the Collateral Agent

By: ____________________

Name:  Joseph P. O’Donnell
Title:   Vice President

[Signature Page to Third Supplemental Indenture]

Schedule 8.11(a)

Consolidated Interest Coverage Ratio

Fiscal Quarter Ending	LTM Minimum Ratio, except where noted
December 31, 2019 (6 Month Test)	Minimum Operating Cash Flow Amount: $(20,000,000)
March 31, 2020 (9 Month Test)	Minimum Operating Cash Flow Amount: $(25,000,000)
June 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
September 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
December 31, 2020	0.00x
March 31, 2021	0.75x
June 30, 2021	1.10x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022	1.50x
June 30, 2022	1.50x
September 30, 2022	1.50x
December 31, 2022	1.50x
March 31, 2023	1.50x
June 30, 2023	1.50x
September 30, 2023	1.50x
December 31, 2023	1.50x
March 31, 2024	1.50x
June 30, 2024	1.50x

Schedule 8.11(d)
Asset Coverage Tests

Fiscal Quarter Ending	Minimum Ratio
September 30, 2019 (3 Month Test)	1.60x
December 31, 2019 (6 Month Test)	1.60x
March 31, 2020 (9 Month Test)	1.40x
June 30, 2020	1.40x
September 30, 2020	1.40x
December 31, 2020	1.40x
March 31, 2021	1.60x
June 30, 2021	1.60x
September 30, 2021	1.60x
December 31, 2021	1.60x
March 31, 2022	1.60x
June 30, 2022	1.60x
September 30, 2022	1.60x
December 31, 2022	1.60x
March 31, 2023	1.60x
June 30, 2023	1.60x
September 30, 2023	1.60x
December 31, 2023	1.60x
March 31, 2024	1.60x
June 30, 2024	1.60x

Schedule A

Form of Legal Opinion is attached.

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY	Duane Morris®	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA
FIRM and AFFILIATE OFFICES
www.duanemorris.com

March [__], 2020

Wilmington Trust, National Association,

as Trustee and Collateral Agent

Global Capital Markets

246 Goose Lane, Suite 105

Guilford, CT 06437

Attn: StoneMor Notes Administrator

-and-

Holders of the Notes

Re:

Third Supplemental Indenture, dated as of March [__], 2020 (the “Third Supplemental Indenture”), among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and Wilmington Trust, National Association, in its capacity as Trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity, the “Collateral Agent”)

Ladies and Gentlemen:

We have acted as special counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”) and Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”; the Issuers may be referred to herein collectively as the “Note Parties,” and each, a “Note Party”) in connection with the execution and delivery of the Transaction Document (as defined below).  Capitalized terms used (but not otherwise defined) herein are used herein as defined in the Indenture.  This opinion letter is being rendered at the request of the Trustee and the Collateral Agent and the Required

Noteholder Parties pursuant to (i) Sections 12.04, 15.02 and 15.03 of the Indenture and (ii) the Third Supplemental Indenture.

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.the Indenture, dated as of June 27, 2019, among the Issuers, the Subsidiary Guarantors (as defined therein), the Initial Purchasers (as defined in the Indenture) and Wilmington Trust, National Association, in its capacity as the Trustee and as the Collateral Agent (as amended from time to time, the “Indenture”);

2.the Third Supplemental Indenture;

3.the Certificate of Limited Partnership of the Partnership, as filed with/at the Delaware Secretary of State as of April 2, 2004;

4.the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended by that certain Amendment No 1. to the Second Amended and Restated Agreement of Limited Partnership, dated as of November 3, 2017;

5.a certificate of an officer, member or manager, as the case may be, of the Note Parties delivered to the Trustee and the Collateral Agent pursuant to Sections 12.04, 15.02 and 15.03 of the Indenture (the “Officer’s Certificate”); and

6.for the Partnership, a certificate of good standing dated as of March 23, 2020, and obtained from the Secretary of State of the State of Delaware (the “Good Standing Certificate”).

The document referenced above in Item 2 above is referred to herein as the “Transaction Document;” the documents listed in Items 3 and 4 above are sometimes referred to herein as the “Organizational Documents.” The documents referenced above in Items 1 through 6 above are referred to herein as the “Examined Documents.”

We have also examined such other certificates of public officials, such other certificates of officers, the general partner, members, or managers, as the case may be, of the Note Parties and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all material respects.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of facts, searched the books or records of the Note Parties, searched any internal files, court files, public records, or other information, collected or examined or reviewed any communications, instruments, agreements, documents, financial statements or tax filings, minutes, records or liens.  We have assumed that representations and warranties in the Transaction Document or other documents from public officials dated prior to the date hereof, are complete and accurate as of the date hereof. We have also assumed: (i) the valid existence of all parties to the Transaction Document (other than the Partnership); (ii) that all parties to the Transaction Document have the requisite corporate/entity power and authority to enter into and perform the Transaction Document (other than the Partnership); (iii) the due authorization, execution and delivery of the Transaction Document by all parties thereto (other than the Partnership); (iv) that the Transaction Document constitutes the legal, valid and binding obligation of each party thereto (other than the Note Parties party thereto), enforceable against such parties (other than the Note Parties party thereto) in accordance with its terms; and (v) the consents of Holders comprising the Required Noteholder Parties to the Transaction Document and the transactions contemplated thereby shall have been obtained.

With respect to all documents examined by us, in such examination, we have assumed:  (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; (v) that all records and other information made available to us by the Note Parties on which we have relied are complete in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all material respects; (vi) that there are no fees, charges, benefits or other compensation that has been or will be paid, directly or indirectly to the Trustee or the Collateral Agent or for the Trustee’s or the Collateral Agent’s benefit, except as specified in the Transaction Document; (vii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence by the parties; (viii) that the conduct of the parties has complied with the requirements of good faith, fair dealing and conscionability; (ix) that the Trustee and the Collateral Agent have acted in good faith and without notice of any defense against the enforcement of any right created by the Transaction Document; and (x) in cases in which unexecuted drafts of documents were submitted to us, that such documents as executed will not differ from such drafts in any respect relevant to this opinion letter.  As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Transaction Document and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

As used herein with respect to any opinion or statement, the phrase “to our knowledge,” “known to us” or “of which we are aware,” or any other phrase of similar meaning, limits the opinion or statement it qualifies to the current conscious awareness by lawyers in the Primary Lawyer Group (as defined below) of factual matters or other information such lawyers recognize as being relevant to the opinion or statement so qualified.  “Primary Lawyer Group” means any lawyer in this firm who (i) signs this opinion letter on behalf of the firm or (ii) actively renders legal services in connection with negotiating or documenting the transactions contemplated by the Transaction Document (the “Transactions”).  In connection with delivering this opinion letter, the lawyers in the Primary Lawyer Group, with your consent, have not made any inquiry of other lawyers practicing law with this firm or any review of files maintained by this firm. We note that we do not represent the Note Parties in connection with the Transactions except as special counsel.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.The Partnership is a limited partnership validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.The Partnership has all requisite limited partnership power and authority to execute and deliver the Transaction Document to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Partnership of the Transaction Document to which it is a party and the performance by the Partnership of its obligations thereunder has been duly authorized by all necessary limited partnership action.  The Partnership has duly and validly executed and delivered the Transaction Document to which it is a party.  The Transaction Document is authorized or permitted by the Indenture and constitutes the legal, valid and binding obligation of each Note Party party thereto, enforceable against each Note Party in accordance with its terms, except that: (a) the foregoing may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (b) the foregoing is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (c) rights under the Transaction Document may be limited by federal and state securities laws and public policy.

3.The execution and delivery by the Partnership of the Transaction Document and the performance by the Partnership of its obligations thereunder will not violate any existing terms of its Organizational Documents.

4.The execution and delivery by each Note Party of the Transaction Document and the performance by each Note Party of its obligations thereunder will not (a) violate any material Applicable Law (as hereinafter defined) applicable to each such Note Party, or (b) to our knowledge, violate any judgment, injunction, order or ruling of any court or governmental authority binding on each such Note Party.

5.No consent, approval or authorization by, or filing (other than as contemplated by the Transaction Document) with, any governmental authority is required to be obtained or made under any Applicable Law in connection with any Note Party’s execution and delivery of the Transaction Document to which it is a party, the consummation by each Note Party of the Transactions or the performance by each Note Party of their respective obligations thereunder, other than to the extent set forth or contemplated in the Transaction Document.

6.The conditions precedent set forth in the Indenture relating to the execution and delivery of the Transaction Document have been complied with.  In rendering this opinion, we hereby advise you that: (a) we have read each covenant or condition provided for in the Indenture relating to the execution and delivery of the Transaction Document, including without limitation Sections 1.01, 2.13, 3.02, 9.01, 12.01, 12.04, 15.02 and 15.03 and Article VII of the Indenture and the definitions related thereto, (b) we have examined the Examined Documents referred to above, and (c) it is our opinion that we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not the conditions precedent provided for in the Indenture relating to the execution and delivery of the Transaction Document have been complied with.

The foregoing opinions are subject to the following qualifications:

(i)In delivering our opinions in opinion paragraph 1 herein regarding the valid existence and good standing of the Partnership, we have relied solely upon the Good Standing Certificate, and such opinions are limited to the date and meanings ascribed to the Good Standing Certificate by the respective public official that issued such Good Standing Certificate and by Applicable Law, and we have assumed that such Good Standing Certificate remains complete and accurate as of the date hereof.

(ii)Our opinions in opinion paragraph 2 hereof are subject to the qualifications that certain remedial provisions of the Transaction Document are or may be unenforceable in whole or in part under the Applicable Law, but the inclusion of such provisions does not affect the validity of the Transaction Document, and the Transaction Document contains adequate provisions for the practical realization of the rights and benefits afforded thereby.

(iii)We have assumed that the Note Parties received adequate consideration for undertaking their liabilities and obligations under the Transaction Document.  Our opinions as to the validity, binding effect or enforceability of the Transaction Document or to the availability of injunctive relief and other equitable remedies is subject to the effect of rules of law that may render guarantees and agreements in the nature of guarantees unenforceable under circumstances where the Trustee’s or the Collateral Agent’s actions, failures to act or waivers, amendments or replacements of the Transaction Document (A) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the primary obligor which is substantially and materially different from that presently contemplated by the Transaction Document, or (B) impair the recourse of any Note Party against the primary obligor.

(iv)In delivering the opinions set forth in opinion paragraph 2 hereof, we express no opinion with respect to any provision of the Transaction Document relating to:

(A)or purporting to indemnify, release, exculpate, hold harmless or exempt any person or entity from liability for gross negligence, willful misconduct, intentional harm, criminal violations or other wrongdoing or strict product liability or for any liabilities arising under securities laws; or the ability of any person to recover incidental or consequential damages;

(B)the ability of any person to obtain specific performance, injunctive relief, rescission or any similar remedy in any proceeding; and we also express no opinion as to forfeitures or liquidated damages, and any other remedies to the extent such remedies are deemed to constitute penalties;

(C)the establishment or waiver of measures of damages or methods of proof;

(D)late charges or other amounts deemed to be penalties;

(E)interest on interest;

(F)any right to the appointment of a receiver;

(G)any right to obtain possession of any property or to exercise self-help remedies or other remedies without judicial process;

(H)any waiver or limitation concerning mitigation of damages;

(I)confession of judgment;

(J)any waiver of any course of dealing or delay in action by any party or of any rights arising from any such course of dealing or delay;

(K)any waiver of a right to interpose a defense, counterclaim or setoff or to recover special or consequential damages;

(L)any waiver of the right to a trial by jury;

(M)mandatory arbitration or mediation;

(N)any waiver of the right to attack or appeal a judgment;

(O)the consent to or establishment of jurisdiction or venue or service of process. In connection with the provisions of the Transaction Document which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and a United States District Court has discretion to transfer an action to another United States District Court pursuant to 28 U.S.C. §1404(a) and to dismiss a cause of action on the grounds of forum non conveniens, and can exercise such discretion sua sponte;

(P)any waiver of the right to raise a claim of an inconvenient forum with respect to any judicial proceedings;

(Q)the consent to, or any waiver of the right to receive, service of process, the establishment of a method or appointment of an agent for service of process, or any waiver of the right to require such service be made in the manner provided by applicable law;

(R)the appointment of any person as attorney-in-fact;

(S)any savings provision;

(T)the characterization of any agreement for tax or accounting purposes;

(U)any right of setoff;

(V)any statute of limitations;

(W)any requirement that a waiver or amendment must be in writing; or

(X)any non-natural person not organized under the laws of the United States of America or one of the fifty states or the District of Columbia of the United States of America.

(v)In delivering the opinion set forth in opinion paragraphs 2, 3 or 4 hereof, we express no opinion regarding the requirement of any action or filing by or on behalf of any of the Note Parties in connection with the ordinary course of conduct of its business or ownership or operation of its assets.

(vi)In delivering the opinion set forth in paragraph 4 hereof, we relied exclusively on the Officer’s Certificate.

(vii)In rendering our opinion set forth in opinion paragraph 2 hereof as it pertains to the enforceability of any provision in the Transaction Document pursuant to which the parties thereto agree that the laws of the State of New York shall govern the Transaction Document, we have relied on Section 5-1401 of the New York General Obligations Law, which states in pertinent part that, “The parties to any contract, agreement or undertaking, contingent or otherwise, in consideration of, or relating to any obligation arising out of a transaction covering in the aggregate not less than two hundred fifty thousand dollars, . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.”  We note that one United States federal district court sitting in New York, in upholding the application of Section 5-1401 of the General Obligations Law in a case in which it found sufficient connections to New York State, suggested that the enforcement of the election of the parties to a contract to apply New York law might present a constitutional issue if New York State had no connection to either the parties or the transaction and if applying New York law would violate an important public policy of a more interested state.  Lehman Bros. Commercial Corp. and Lehman Bros. Special Fin. Inc. v. Minmetals Int’l Non-Ferrous Metals Trading Co. et al., 179 F.Supp.2d 118 (S.D.N.Y. Nov. 13, 2000) (the “Minmetal Opinion”).  The Minmetal Opinion did not address, and we have not found any judicial interpretation of, what constitutes “no connection” for purposes of Section 5-1401 of the New York General Obligations Law, and we do not express any opinion as to the extent of the connections of the parties to the Transaction Document or the Transactions to New York State.  Further, we call to your attention that the Minmetal Opinion stated that, even if a contract were governed by New York law and could have been legally performed in New York, it is not enforceable under New York law if it is illegal in its place of performance and the parties entered into the contract knowing that it was illegal in its place of performance or were deliberately ignorant of such illegality; accordingly, we have assumed that the parties did not enter into the Transaction Document with knowledge or deliberate ignorance of the illegality of such document in its place of performance.

(viii)Although this opinion letter is given as of the date hereof, we caution you that a court could refuse to permit a party to accelerate the maturity of the Notes or the obligations under the Indenture, foreclose such party’s security interest, or enforce such party’s remedies under the Transaction Document by reason of (A) a waiver by such party or another holder, (B) unconscionable conduct by such party or another holder, (C) the exercise of remedies by such party or another holder after a default without providing adequate notice to the defaulting party of the default and a reasonable opportunity to cure the default, (D) the court’s determination that the party against which the acceleration, foreclosure, or remedy is sought is entitled to exercise remedies, (E) the court’s determination that a remedy is a penalty or is unconscionable, (F) defenses arising from such party’s or another holder’s failure to act in accordance with the terms and conditions of the Transaction Document, (G) defenses arising as a consequence of the passage of time (e.g., laches or statutes of limitation) or (H) defenses arising as a result of such party’s or another holder’s failure to act in a commercially reasonable manner or in good faith.

(ix)The provisions regarding the remedies available to the Trustee and the Collateral Agent upon default as set forth in the Transaction Document may be subject to certain procedural requirements of law that are not expressly stated in the Transaction Document.

(x)Enforcement of the Transaction Document may be subject to the terms of instruments, contracts or other agreements which are included in the Collateral (as defined in the Indenture), the rights of the other parties thereto and any claims or defenses of such other parties against any Note Party arising under or outside such agreements.

(xi)We have assumed that each of the parties to the Transaction Document will seek to enforce its rights thereunder in good faith and in a commercially reasonable manner.

(xii)Although the Transaction Document may provide for obligations of one or more of the Note Parties denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars or as to any rate of exchange that might be applied.

(xiii)We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(xiv)Our opinions are subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and remedies.

(xv)We have assumed the payment of all required documentary stamp taxes, intangible taxes and other taxes and fees, if any, imposed upon the execution, filing or recording of documents.

(xvi)We express no opinion with respect to the effect of the laws of any jurisdiction (other than the State of New York) that limit the rate of interest that may be charged or collected.

(xvii)We have assumed that your counsel has not given you any advice that is contrary to any opinion rendered herein and that neither you nor your counsel has any actual knowledge that causes you to reasonably believe that any of the opinions expressed herein are incorrect.  If, to your actual knowledge, circumstances are such that our reliance on the assumptions in this paragraph is inappropriate, and you have not informed us thereof in writing prior to our delivery to you of this opinion, any of our opinions included herein that specifically relate to or are affected by such circumstances shall be deemed not to have been so included herein.

The opinions expressed herein are limited to (i) the federal laws of the United States, (ii) the Delaware Revised Uniform Limited Partnership Act, and (iii) those laws of the States of Delaware and New York (excluding securities and blue sky laws), in each case which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Document (collectively, the “Applicable Laws”).  The term “Applicable Laws” does not include, and we express no opinion with regard to (a) any state or federal laws, rules or regulations relating to:  (i) pollution or protection of the environment; (ii) zoning, land use, building or construction; (iii) occupational, safety and health or other similar matters; (iv) labor and employee rights and benefits, including, without limitation, The Employee Retirement Income Security Act of 1974, as amended; (v) the regulation of energy or utilities; (vi) antitrust and trade regulation; (vii) tax; (viii) securities and antifraud; (ix) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (x) copyrights, patents and trademarks; (xi) communication, telecommunication or similar matters; (xii) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; (xiii) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; and (xiv) Cemetery Laws or (b) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.  No opinion is expressed as to the effect on the matters covered by this opinion letter of the laws of (i) the United States of America other than the Applicable Laws, or (ii) any jurisdiction other than the United States of America, whether in any such case applicable directly or through the Applicable Laws, other than the Applicable Laws.  We have not been called upon to, and accordingly do not, express any opinion as to the various State or Federal laws regulating banks or the conduct of their business (except Regulation U) that may relate to the Transaction Document or the Transactions.

In rendering the opinions set forth in opinion paragraphs 3 and 4 above, we have not made any examination of any accounting or financial matters relating to the covenants contained in certain documents to which any Note Party may be subject, and we express no opinion with respect thereto.

The opinions expressed herein are rendered only as of the date hereof and are based on existing law, which is subject to change.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.  We note in particular that the Dodd Frank Wall Street Reform and Consumer Protection Act, Pub. Law 111 203 (2010), as amended, includes many provisions that are to be interpreted, developed or implemented through regulations in the future.  We have not considered and express no opinion with respect to the provisions of such law or similar laws, except where the applicable final regulations have been promulgated and are in effect.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for the benefit of the Holders of the Notes, the Trustee, the Collateral Agent and their permitted successors and/or assignees in connection with the Transactions and the execution and delivery of the Transaction Document. Those opinions may not be used or relied upon by any other person, nor may this opinion letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.  We have no obligation to revise or reissue this opinion letter with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof.  Additionally, a copy of this letter may be provided for the purposes of information only to (i) the affiliates and professional advisers, auditors, insurers and regulators of the Trustee, Collateral Agent and the Initial Purchasers and of any actual or potential assignee of the Trustee, Collateral Agent or the Initial Purchasers; (ii) any Person in connection with potentially becoming a Noteholder Party or a successor of the Trustee or the Collateral Agent under the Indenture; and (iii) any Person to whom disclosure is required by law, court order or the mandatory rules or regulations of any competent supervisory or regulatory authority or where required in connection with any judicial proceedings relating to the Transaction Document.

Very truly yours,

EXHIBIT B

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

OF

STONEMOR INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

StoneMor Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”), in accordance with Section 151 of the General Corporation Law, does hereby certify that:

1.The name of the corporation (hereinafter, the “Corporation”) is StoneMor Inc., a Delaware corporation.

2.Article IV of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of ten million (10,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3.The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that one thousand (1,000) of the ten million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). Shares of the Series A Preferred Stock shall possess the rights and preferences set forth below:

1.Ranking.  The Series A Preferred Stock shall rank, prior and superior to all of the common stock par value $0.01 per share of the Corporation (“Common Stock”) and any other capital stock of the Corporation authorized as of the date hereof (other than the Series A Preferred Stock) with respect to the preferences as to dividends, distributions and payments upon the voluntary or involuntary liquidation, dissolution and winding up of the Corporation or sale of all or substantially all of the assets of the Corporation.  The rights of the shares of Common Stock and other capital stock of the Corporation (other than the Series A Preferred Stock) shall be subject to the preferences and relative rights of the Series A Preferred Stock.  Without the prior express written consent of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock whether such capital stock is of senior or pari-passu in respect of the preferences as to distributions and payments upon any event described in Subsection 2.1 hereof.  In the event of the merger or consolidation of the Corporation with or into another corporation, the Series A Preferred Stock shall maintain their relative powers, designations and preferences provided for herein (except that the Series A Preferred Stock may not be pari passu with, or junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.  With respect to the Series A Preferred Stock “Junior Securities” shall mean all classes or series of capital stock of the Corporation established before or after the date hereof to which the Series A Preferred Stock is senior, including the Common Stock.

2.Liquidation, Dissolution or Winding Up.

2.1Preferential Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or sale of all or substantially all of the assets of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as defined below).  As used herein, the “Series A Original Issue Price” shall mean $50,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2.1 is hereinafter referred to as the “Series A Liquidation Amount.”

2.2Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or sale of all or substantially all of the assets of the Corporation, after the payment of the Series A Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed exclusively to the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

3.Voting. Except as required by law, the shares of Series A Preferred Stock are not entitled to vote on any matter.  In exercising any voting rights provided by law, each share of Series A Preferred Stock shall have one vote per share.

4.Nonconvertible Stock.  The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or other securities of the Corporation.

5.No Redemption Rights.  The shares of Series A Preferred Stock shall not be subject to any mandatory or optional redemption rights or obligations.

6.Dividends.  The holders of the Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive in any fiscal year of the

Corporation, out of any assets legally available therefor, dividends at the rate of 16% of the Series A Original Issue Price (as defined in Section 2) per share of Series A Preferred Stock per annum plus all unpaid accrued and accumulated dividends thereon.  All accrued dividends on any shares of Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series A Preferred Stock in accordance with the provisions of Section 2 and shall in no event be declared or paid on or before July 31, 2020; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any shares shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

7.Amendment, Waiver or Discharge.  Except as otherwise expressly provided herein, neither this Certificate of Designation, the Certificate of Incorporation nor any term hereof or thereof may be amended, waived, modified, discharged or terminated without the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 30th day of March, 2020.

StoneMor Inc.

/s/ Joseph M. Redling
Joseph M. Redling,
:	President and Chief Executive Officer